Exhibit 21

SUBSIDIARIES OF CLUBCORP CLUB OPERATIONS, INC.(1)

Subsidiary	Jurisdiction of Organization
ClubCorp USA, Inc.(2)	Delaware
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(1)	The names of certain subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary”, have been omitted.

(2)
ClubCorp USA, Inc. is a direct wholly-owned subsidiary of ClubCorp Club Operations, Inc. 183 consolidated wholly-owned subsidiaries of CCA Club Operations Holdings, LLC operating in the hospitality line of business have been omitted, 173 of which operate in the United States and 10 of which operate in foreign countries.